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                                                                   EXHIBIT 10.31

                        DIGITAL CINEMA SERVICE AGREEMENT

      THIS DIGITAL CINEMA SERVICE AGREEMENT (this "Agreement") is made and entered into as of December __, 2005 (the "Effective Date") by and between CARMIKE CINEMAS, INC., a Delaware corporation ("Customer"), and CHRISTIE DIGITAL SYSTEMS USA, INC., a California corporation ("Christie").

                                    RECITALS

      A. Concurrently with the execution of this Agreement, Customer and Christie/AIX, Inc., a Delaware corporation ("Licensor"), have entered into a Master License Agreement of even date herewith (the "Master License Agreement"), pursuant to which Licensor will deliver Digital Systems (as defined in the Master License Agreement) to Customer cineplex sites and license such Digital Systems to Customer for use in accordance with the Master License Agreement.

      B. As required under the Master License Agreement, Customer and Christie have entered into this Agreement to provide for installation, maintenance and other services with respect to Digital Systems licensed by Licensor to Customer under the Master License Agreement and Carmike's 35mm systems (as hereinafter defined).

      NOW, THEREFORE, for and in consideration of the mutual covenants set forth below, and for other valuable consideration received, the receipt and sufficiency of which are hereby acknowledged, the parties hereby mutually agree as follows:

      1. Engagement. On the terms and conditions of this Agreement, Customer hereby engages Christie, and Christie hereby accepts such engagement, to provide the services described below.

      2. Service Sites. "Service Sites" means each of the cineplex sites at which Digital Systems licensed by Licensor to Customer under the Master License Agreement are installed. Any Service Site which is more than a two hour drive from a location at which Christie maintains one or more customer service engineers is sometimes referred to below as a "Non-Local Site," and any Service Site which is within a two hour drive from a location at which Christie maintains one or more customer service engineers is sometimes referred to below as a "Local Site."

      3.    Project Services.

            3.1 Project Management. Christie will serve as project manager for the installation of Digital Systems licensed by Customer from Licensor under the Master License Agreement. Christie's service as project manager will include the performance of site surveys at each of the Service Sites in preparation for installation of Digital

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Systems, coordination with Customer on site readiness matters, working with
Customer on the development of an installation schedule, installation of Digital Systems in accordance with the installation schedule agreed upon between Christie and Customer, provision of all network cabling and other parts and services (other than necessary HVAC, electrical or audio upgrades (collectively "Customer Items") required in connection with the installation of Digital Systems and demonstration of the operability of installed Digital Systems upon completion of installation. An "Audio Upgrade" shall consist of equipment required to bring the existing audio system in an auditorium up to Six (6) track capability. Based on the premise, as hereby agreed between that parties, that Digital Systems will replace and be substituted for 35mm projection systems currently in use (except in the case of new construction), Christie acknowledges that Customer's site readiness obligations for the installation of Digital Systems will be limited to the Customer Items, and Christie agrees to be responsible for all other preparations required for installation of Digital Systems except as may relate to satellite or other content delivery systems and except for the connection contemplated by Section 4.5(b). Christie further agrees that it will furnish and install for any Customer screen which has a Six
(6) track system or better a converter necessary to operate the Digital System.

            3.2 Training Services. In connection with the installation of a Digital System at any Service Site, Christie will provide up to three (3)- four
(4) hour training sessions at each Service Site to train Customer's employees in the use of the Digital System. Christie will from time to time, at Customer's request, provide additional training to Customer's employees in the use of Digital Systems, such training to be provided on no more than two (2) occasions in any calendar year at such times as are mutually agreed between Christie and Customer.

            3.3 User Manuals. Christie will provide to Customer reasonable quantities of user manuals for Digital Systems.

      4.    Maintenance and Other Support Services.

            4.1 Helpdesk Services. Christie will, from 5:00 a.m. Pacific Time to 2:00 a.m. Pacific Time the following day, seven days a week, provide troubleshooting and technical assistance by telephone, generally within thirty
(30) minutes after Customer's request for such assistance.

            4.2 Scheduled Maintenance Services. Christie will, at times scheduled in advance by Christie and Customer, on a twice yearly basis at approximately six (6) month intervals, perform the following on-site maintenance services for Digital Systems:

                  (a) Change each projector lamp and filter, to be completed as determined by Christie within Christie recommended lamp life (if Customer chooses not to purchase replacement lamps from Christie, an appropriate number of spare lamps and filters per Cineplex must be made reasonably available to Christie for use in making lamp and filter changes and replenished by Customer after use).

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                  (b)   Align and color balance the image, to be completed at
                        lamp change or as required by component replacement.

                  (c)   Ripple adjustment.

                  (d) Install hardware, software or firmware upgrades or releases made commercially available by Licensor or Christie without charge.

                  (e) Replace any malfunctioning part or component (refurbished parts or components may be used for such replacement).

                  (f) Miscellaneous minor repairs identified by Customer and not requiring replacement of a malfunctioning part or component.

            4.3 Emergency Services. Christie will provide on-site emergency service for Digital Systems, generally within four (4) hours after Customer's request for emergency service at any Local Site, and as promptly as reasonably possible, and in any event within 24 hours, after Customer's request for emergency service at any Non-Local Site. Emergency services include any service necessary to restore full operation to any Digital System, or component thereof, which becomes inoperable by reason of system defects or problems.

            4.4.  Parts.

                  (a) During the initial ten (10) year period of this Agreement, Christie will, at its expense, provide all parts (other than lamps and filters) required in connection with the performance of maintenance services and emergency services under Sections 4.2 and 4.3, except that where any such items are required by reason of casualty, natural disaster, accident, misuse, use of improper power sources or repair other than by Christie service personnel or other service personnel authorized by Christie, then Christie will invoice Customer for such items at such prices as may be agreed to between Christie and Customer from time to time. At Customer's request, Christie will sell and supply lamp and filter packs to Customer at such prices as may be agreed to between Christie and Customer from time to time.

                  (b) Customer may, at its option and upon payment of additional service fees as agreed between Customer and Christie, extend the provisions of Section 4.4(a) for one or more extension periods provided that, prior to the expiration of the initial ten (10) year period and each subsequent extension period, as applicable, Customer and Christie have agreed in writing on the duration of the extension period and the additional service fees to be paid by Customer in respect of such extension period. In the event the provisions of
Section 4.4(a) are not so extended at the expiration of the initial ten (10) year period or any subsequent extension period, then Christie will thereafter invoice Customer, at such prices as may be agreed to between Christie and Customer from time to time, for all parts required in connection with the performance of maintenance services and emergency services under Sections 4.2 and 4.3.

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                  (c)   Payment terms for all items invoiced to Customer under
this Section 4.4 are net thirty (30) days from the date of invoice.

            4.5.  Remote Monitoring Services.

                  (a) Subject to paragraph (b), Christie, through its Network Operations Center ("NOC"), will provide the following remote monitoring services:

                        (i)   monitoring of Digital System operation;

                        (ii) error and status data collection for Digital System operation; and

                        (iii) alerting Customer and Christie service engineers
                              of Digital System problems requiring attention.

                  (b) Customer must, at its sole cost and expense, maintain a suitable connection between the NOC and each Digital System.

            4.6 Upgrade Services. In the event Licensor makes available any upgrades for installed Digital Systems, Christie will install such upgrades (except that Christie will not be required under this Section 4.5 to install audio system equipment.

            4.7 Servicing of Non-Digital 35MM Projectors. During Service Site visits to perform scheduled maintenance services for Digital Systems, Christie will perform maintenance service as described on Schedule 4.6 attached hereto on all 35mm projectors then in service at such Service Site, provided that Customer will be responsible for either furnishing needed service parts required for such maintenance or purchasing same at such prices as may be agreed to between Christie and Customer from time to time for any such parts supplied by Christie. In the event such service parts are not available during the Service Site visit, Customer will pay Christie the reasonable costs of a second visit. In addition, Christie will provide non-exclusive on-site emergency service on an as called, as needed basis for 35mm projectors in service at any Service Site where Christie provides maintenance services for Digital Systems under this Agreement, generally within four (4) hours after Customer's request for emergency service at any Local Site, and as promptly as reasonably possible, and in any event within 24 hours, after Customer's request for emergency service at any Non-Local Site. The cost of such emergency service shall be as agreed between the parties.

            4.8 Limited Audio Service. Christie will provide reasonable routine maintenance of "in-the-booth" components of audio systems at Service Sites where Christie performs maintenance services under this Agreement, provided that Customer will be responsible for either furnishing needed

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service parts required for such maintenance or purchasing same at such prices as may be agreed to between Christie and Customer from time to time for any such parts supplied by Christie. In the event such service parts are not available during the Service Site visit, Customer will pay Christie the reasonable costs of a second visit to install such parts. Christie will have no responsibility for speaker or screen components of any audio system.

      5. Service Hours. Regular maintenance services, emergency services and special equipment upgrade services will be performed during the hours of 8:00 am to 1:00 am, local time, seven days a week, for the relevant Service Site. Any request for emergency services received after 11:00 pm local time will be treated as a request for maintenance services the following morning.

      6. Other Services. Christie will perform for Customer such services not otherwise provided for in this Agreement as may be agreed to between Christie and Customer from time to time. Rates or charges for providing any such other services will be as agreed to between Christie and Customer in each instance.

      7. Excluded Services. For clarity, services to be provided under this Agreement do not include any service with respect to satellite dishes, satellite receivers, cache servers or any other system components of any satellite delivery system, or, except as otherwise provided in Section 4.7, with respect to any audio system or audio system components. Customer may make separate arrangement with Christie under section 6 for services relating to audio system or audio system components.

      8.    Annual Service Fee.

            8.1 Annual Service Fee. Subject to Section 8.2, Customer will pay to Christie an annual service fee in the amount of $2,250.00 per annum per screen for each screen served by a Digital System, under this Agreement. The annual service fee includes all services and parts set forth in Sections 3 and 4 (except as otherwise set forth therein) and travel related charges for visits to Local Sites. The annual service fee does not include travel related charges for visits to Non-Local Sites, and all such reasonable excess travel related charges will be billed to Customer at Christie's cost.

            8.2 CPI Adjustment. Commencing in 2008, the annual service fee provided for in Section 8.1 will be subject to annual adjustment to reflect any increase of the Consumer Price Index-All Urban Consumers-All Items as published by the Bureau of Labor Statistics ("CPI") over the CPI for calendar year 2005 ("CPI Base Year"). In 2007 and each calendar year thereafter, Christie will, after the CPI for the prior year has become available, compare the CPI for the prior year against the CPI for the CPI Base Year and adjust the amount of the annual service fee provided for in Section 8.1 upward to correspond to the percentage increase (if any) of the CPI for the prior year over the CPI for the CPI Base Year; provided however, that for any calendar year the annual service fee may not be increased by more than two percent (2%) over the annual service fee in effect for the immediately preceding calendar year. In the event the Bureau of Labor Statistics ceases to publish the CPI, then the parties shall use any similar index

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which is reasonably comparable to the CPI, applied in such manner as shall reasonably accomplish the purpose of this Section 8.2.

            8.3 Payment. Christie will invoice Customer for the annual service fee, and payment shall be made quarterly, with the first payment due ninety (90) days from the date of invoice. For Digital Systems which are installed and operational at the commencement of any calendar year, Christie will invoice the annual service in advance for such year. Where screens are enabled with Digital Systems during any calendar year, Christie will invoice Customer for a pro rata portion of the annual service fee which is proportionate to the number of full calendar months remaining in such calendar year at the time the screen is enabled.

            8.4 Taxes. The annual service fee provided for in this Agreement is exclusive of any applicable sales, use, excise or other similar taxes, all of which shall be payable by Licensor.

      9.    Deinstalled Equipment.

            9.1 35mm System. As used in this Agreement, "35mm System" means a 35 mm projection system consisting of not less than a 35mm projector, a xenon lamp house, a platter and all associated lenses.

            9.2 Transfer of Deinstalled Equipment. Subject to and in accordance with the provisions of this Section 9, Customer shall sell and transfer to Christie, and Christie shall purchase and remove from the relevant Service Sites, up to 1000 35mm Systems which on or before December 31, 2006 are deinstalled and replaced by Digital Systems installed by Christie under this Agreement. The purchase price for all 35mm Systems purchased and sold pursuant to this Section 9.2 shall be $1.00 for each 35mm System.

            9.3   Excluded Equipment.

                  (a) Customer and Christie shall not have any obligation under Section 9.2 with respect to any 35mm System which, if sold by Customer to Christie for a purchase price of $1.00, would result in a loss to Customer for accounting purposes based upon Customer's then existing book value for such system.

                  (b) Customer shall have the right to retain three (3) deinstalled 35mm Systems at each Service Site. Customer shall, to the extent reasonably possible, select for such purposes only 35mm Systems which, if sold by Customer to Christie for a purchase price of $1.00, would result in a loss to Customer for accounting purposes, and which at the time of deinstallation have a book value in excess of $2500.

            9.4 Option to Purchase Certain Excluded Equipment. When any 35mm System is deinstalled and replaced by a Digital System installed by Christie under this Agreement, and at the time of deinstallation such 35mm System is excluded by application of Section 9.3(a) but the book value of such 35mm System is $2500 or less,

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and Customer does not select such 35mm System for retention under Section
9.3(b), then Customer shall offer to sell such 35mm System to Christie for book value. Christie shall be free to accept or reject such offer, at its discretion. In the event Christie does not accept any such offer within thirty (30) days after such offer is made, such offer shall lapse and be of no further effect and Customer shall retain said system.

            9.5 Notification. Upon the deinstallation of each 35mm System at any Service Site, Christie shall identify the deinstalled 35mm Systems to Customer in writing, and within three (3) business days after receiving such notification from Christie, Customer shall identify which of such deinstalled 35mm Systems are excluded under Section 9.3(a), which are to be retained under
Section 9.3(b), which are eligible to be sold to Christie pursuant to Section 9.4, and which are to be sold to Christie pursuant to Section 9.2.

            9.6 Inclusion of Previously Excluded Equipment. When any 35mm System is deinstalled and replaced by a Digital System installed by Christie under this Agreement, and at the time of deinstallation such 35mm System is excluded by application of Section 9.3(a) but prior to December 31, 2006 Section 9.3(a) ceases to apply to such 35mm System, and Customer does not select such 35mm System for retention under Section 9.3(b), and Christie has not purchased such 35mm System under Section 9.4, then Customer shall so notify Christie and sell such 35mm System to Christie pursuant to and in accordance with Section 9.2.

            9.7 Terms of Sale. (We are working on Lender approval re this Section as to release of liens) All 35mm Systems transferred or sold by Customer to Christie under this Section 9 shall be transferred and sold free and clear of all security interests, liens, encumbrances and adverse claims, shall be in operational condition, and otherwise shall be transferred or sold "AS IS, WHERE IS," without any representations or warranties. Christie shall be responsible for all transportation, freight or insurance charges incurred in connection with removing such 35mm Systems from their then location at the time of title transfer, and shall be responsible for any sales taxes, use taxes or other similar taxes, if any, applicable to any such transfer or sale. At Christie's request, Customer shall provide to Christie a suitable bill of sale evidencing the transfer of title of any 35mm System pursuant to this Section 9.

      10. Performance Standard. Christie will perform services under this Agreement in a competent and professional manner, consistent with the highest quality standards prevailing in the industry. In the event Christie fails to meet the performance standard set forth in this Section 10, and does not cure such failure within sixty (60) days after written notice of such failure is given by Customer to Christie, with a copy to Licensor, Customer's sole remedy shall be to transition services to be provided under this Agreement in respect of Digital Systems to another service provider reasonably acceptable to Licensor and to Licensor's lenders, and, upon completion of such transition, to terminate this Agreement.

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      11.   Relationship of Parties. The relationship of the parties to this
Agreement is that of independent contractors, and neither party is or shall be deemed to be a partner, joint venture partner, agent or employee of the other. No agency relationship is created by this Agreement, and neither party shall have the right by reason of this Agreement to act for or bind the other in any manner whatsoever.

      12. Warranty Disclaimer. In connection with the services to be provided by Christie to Customer under this Agreement, CHRISTIE MAKES NO WARRANTIES, WRITTEN OR ORAL, EXPRESS, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE, ALL OF WHICH ARE HEREBY EXPRESSLY DISCLAIMED.

      13. Limitation of Liability. NEITHER PARTY SHALL HAVE ANY LIABILITY TO THE OTHER FOR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES, INCLUDING WITHOUT LIMITATION ANY LIABILITY FOR LOST PROFITS OR LOST DATA, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED THAT SUCH DAMAGES MAY OCCUR. CHRISTIE'S MAXIMUM LIABILITY HEREUNDER WILL BE FOR THE AMOUNT OF SERVICE FEES PAID BY CUSTOMER TO CHRISTIE IN RESPECT OF ANY SERVICE WHICH IS THE SUBJECT OF ANY PARTICULAR CLAIM.

      14. Term. Unless earlier terminated under Section 10, the term of this Agreement shall commence from the Effective Date and continue until the expiration of the initial term of the Master License Agreement; provided however, that this Agreement shall terminate upon any termination of the Master License Agreement.

      15. Entire Agreement. This Agreement is the entire agreement of the parties with respect to the subject matter hereof. This Agreement supersedes all prior agreements, if any, between the parties with respect to such subject matter. This Agreement may not be amended except by a written amendment executed by both parties.

      16. Attorneys' Fees. In the event any action, suit or proceeding is commenced with respect to any matter relating to this Agreement, the prevailing party shall be entitled to have and recover from the other party its costs of suit, including reasonable attorneys' fees.

      17. Assignment. Neither party may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other party; provided, however, that either party may assign its rights or delegate its duties to the surviving entity in the case of a merger or business combination or the purchasing entity in the case of a sale of all of its assets; and provided further that in the event the Master License Agreement is assigned by Licensor to any Financing Party (as defined in the Master License Agreement), Christie may assign this Agreement, in whole or in part, to such other qualified service provider as such Financing Party may designate, and, upon

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any such assignment by Christie and the assumption of this Agreement by such other qualified service provider, Christie shall have no further obligations under this Agreement and Customer shall look solely to such other qualified service provider for performance under this Agreement. Also, Customer shall be entitled to assign its rights and interests hereunder to its existing lenders and replacements thereof without the necessity of Christie's consent.

      18. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California, without regard to principles of conflicts of law.

      19. Binding Effect. This Agreement is binding on and inures to the benefit of the parties hereto, and their respective successors and permitted assigns.

      20. Capitalized Terms. All capitalized terms which are not defined herein shall be defined as set forth in the Master License Agreement.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                            CHRISTIE DIGITAL SYSTEMS USA, INC.
                                            ("Christie")

                                            By:
                                                 -------------------------------

                                            Its:
                                                 -------------------------------

                                            CARMIKE CINEMAS, INC.
                                            ("Customer")

                                            By:
                                                 -------------------------------

                                            Its:
                                                 -------------------------------

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